Exhibit 99.1

Press Release

BayCom Corp Reports 2023 Third Quarter Earnings of $6.6 Million

WALNUT CREEK, CA, October 19, 2023--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.6 million, or $0.56 per diluted common share, for the third quarter of 2023, compared to earnings of $7.2 million, or $0.59 per diluted common share, for the second quarter of 2023 and $7.0 million, or $0.52 per diluted common share, for the third quarter of 2022.

Net income for the third quarter of 2023 compared to the second quarter of 2023 decreased $576,000 or 8.0%, primarily as a result of a $1.9 million increase in provision for credit losses, reflecting a $674,000 provision for credit losses for the current quarter compared to a $1.3 million reversal of the allowance for credit losses during the second quarter of 2023, partially offset by a $528,000 increase in net interest income, $568,000 increase in noninterest income and a $224,000 decrease in provision for income taxes. Net income for the third quarter of 2023 compared to the third quarter of 2022 decreased $340,000 or 4.9%, primarily as a result of $728,000 decrease in noninterest income and $423,000 increase in noninterest expense, partially offset by a $520,000 decrease in provision for credit losses, a $84,000 increase in net interest income and $207,000 decrease in provision for income taxes.

Net income for the nine months ended September 30, 2023 compared to the same period in 2022 increased $4.9 million or 30.6%, primarily as a result of a $4.1 million increase in net interest income and a $4.1 million decrease in provision for credit losses, reflecting a $311,000 reversal of the allowance for credit losses for the nine months ended September 30, 2023 compared to a $3.8 million provision for credit losses for the same period in 2022, partially offset by a $891,000 decrease in noninterest income and a $2.4 million increase in provision for income taxes.

George Guarini, Founder, President, and Chief Executive Officer of the Company, stated, "Our financial performance for the third quarter of 2023 remained resilient despite the challenges confronting the banking industry. Similar to other banks, we experienced some pressure on our net interest margin, but this appears to have eased somewhat in the recent quarter. During the quarter, we proactively bolstered our loan loss reserves, primarily in response to specific loans. On the whole, our credit quality remains solid, and we have not identified any systemic credit issues within our loan portfolio."

Guarini concluded, "Our financial indicators remain stable, with a net interest margin exceeding 4.0%, a return on assets surpassing 1.0%, and an improving efficiency ratio. Our liquidity and deposit levels have held steady throughout the quarter. We are committed to enhancing our tangible book value through earnings and the repurchase of our shares, which are currently trading well below our tangible book value. Additionally, we maintain the belief that merger and acquisition opportunities may arise as other banks recognize the advantages of consolidation in the current operational environment."

Third Quarter Performance Highlights:

●	Annualized net interest margin was 4.03% for the current quarter, compared to 4.02% in the preceding quarter and 3.99% in the same quarter a year ago.
●	Annualized return on average assets was 1.03% for the current quarter, compared to 1.13% in the preceding quarter and 1.07% in the same quarter a year ago.
●	Assets totaled $2.6 billion at both September 30, 2023 and June 30, 2023, compared to $2.5 billion at September 30, 2022.
●	Loans, net of deferred fees, totaled $2.0 billion at September 30, 2023, remaining relatively unchanged from June 30, 2023, and September 30, 2022.

●	Nonperforming loans totaled $14.3 million or 0.73% of total loans at September 30, 2023, compared to $12.8 million or 0.64% of total loans at June 30, 2023, and $19.7 million or 0.99% of total loans at September 30, 2022.
●	The allowance for credit losses for loans totaled $19.8 million, or 1.01% of total loans outstanding, at September 30, 2023, compared to $19.1 million, or 0.95% of total loans outstanding, at June 30, 2023, and $18.1 million, or 0.90% of total loans outstanding, at September 30, 2022. The Company adopted the Current Expected Credit Losses (“CECL”) standard as of January 1, 2023, which resulted in a one-time adjustment to the allowance for credit losses for loans by $1.5 million (which included the reclassification of the net credit discount on acquired purchased credit impaired loans totaling $845,000) and an allowance for unfunded credit commitments of $45,000, and an after-tax decrease to opening retained earnings of $491,000 during the first quarter of 2023.
●	A $674,000 provision for credit losses for loans was recorded during the current quarter compared to a $1.3 million reversal of the allowance for credit losses for loans and $1.2 million provision for credit losses for loans in the prior quarter and the same quarter a year ago, respectively.
●	Deposits totaled $2.2 billion at September 30, 2023 compared to $2.1 billion at both June 30, 2023 and September 30, 2022. At September 30, 2023, noninterest bearing deposits totaled $667.3 million, or 30.9% of total deposits, compared to $664.1 million, or 30.9% of total deposits at June 30, 2023, and $813.5 million, or 38.5% of total deposits, at September 30, 2022.
●	The Company repurchased 239,649 shares of common stock at an average cost of $18.86 per share during the third quarter of 2023, compared to 543,955 shares repurchased at an average cost of $16.71 per share during the second quarter of 2023, and 406,534 shares repurchased at an average cost of $19.14 per share during the third quarter of 2022.
●	On August 18, 2023, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.10 per share, which was paid on October 13, 2023 to stockholders of record as of September 15, 2023.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at September 30, 2023.

Earnings

Net interest income increased $528,000, or 2.2%, to $24.8 million for the third quarter of 2023 from $24.3 million in the prior quarter, and increased $84,000, or 0.3%, from $24.7 million in the same quarter a year ago. The increase in net interest income from the previous quarter and same quarter in 2022 reflects increases in interest income on loans, federal funds sold and interest-bearing balances in banks  and, to a lesser extent, investment securities, including dividends on Federal Reserve Bank (“FRB”) and Federal Home Loan Bank (“FHLB”) stock, partially offset by higher funding costs related to our deposits and junior subordinated debt due to higher market rates. Average interest-earning assets increased $21.7 million, or 0.8%, and decreased $12.0 million, or 0.46% for the three months ended September 30, 2023 compared to the second quarter of 2023 and the third quarter of 2022, respectively. Average yield (annualized) on interest earning assets for the third quarter of 2023 was 5.34%, compared to 5.18% for the second quarter of 2023 and 4.38% for the third quarter of 2022. The average rate paid on interest-bearing liabilities for third quarter of 2023 was 2.04%, compared to 1.82% for the second quarter of 2023, and 0.66% for the third quarter of 2022. The increases in average yield on interest-earning assets and average rate paid on interest-bearing liabilities during the current quarter reflect increases in market interest rates due to recent increases in the target range for federal funds, including a 100 basis-point increase during the first nine months of 2023, to a range of 5.25% to 5.50%.

Interest income on loans, including fees, increased $562,000, or 2.1%, to $27.2 million for the three months ended September 30, 2023 compared to the three months ended June 30, 2023, primarily due to a 14 basis point increase in the average loan yield, partially offset by a $36.0 million decrease in the average balance of loans. Interest income on loans, including fees, increased $3.2 million, or 13.4%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022, primarily due to a 69 basis point increase in the average loan yield, partially offset by a $24.2 million decrease in the average balance of loans. The average balance of loans was $2.0 billion for the third quarter of 2023, second quarter of 2023 and the same quarter a year ago. The average yield on loans was 5.42% for the third quarter of 2023, compared to 5.28% for the second quarter of 2023 and 4.73% for the third quarter of 2022. The increase in the average yield on loans from the third quarter of 2023 and the third quarter of 2022 was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher market interest rates.

Interest income on loans included $372,000, $5,000, and $63,000 in accretion of the net discount on acquired loans for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively. The balance of the net discounts on these acquired loans totaled $419,000, $331,000, and $480,000 at September 30, 2023, June 30, 2023, and September 30, 2022, respectively. Interest income included minimal fees earned related to Paycheck Protection Program (“PPP”) loans in the quarters ended September 30, 2023 and June 30, 2023, and $161,000 during the quarter ended September 30, 2022. Interest income also included fees related to prepayment penalties of $142,000 in the quarter ended September 30, 2023, compared to $48,000 in the second quarter of 2023, and $195,000 in the third quarter of 2022.

Interest income on investment securities increased $11,000, or 0.6%, from the prior quarter and totaled $1.7 million for both the three months ended September 30, 2023 and the three months ended June 30, 2023, and increased $149,000, or 9.6%, from $1.6 million for the three months ended September 30, 2022. Average yield on investment securities increased two basis points to 4.01% for the three months ended September 30, 2023, compared to 3.99% for the three months ended June 30, 2023, and increased 74 basis points from 3.27% for the three months ended September 30, 2022. The average balance of investment securities totaled $168.6 million for the three months ended September 30, 2023, compared to $170.1 million and $188.7 million for the three months ended June 30, 2023 and September 30, 2022, respectively. In addition, during the third quarter of 2023, we received $376,000 in cash dividends on our FRB and FHLB stock, up 10.6% from $340,000 in the second quarter of 2023 and up 31.9% from $285,000 in the third quarter of 2022.

Interest income on federal funds sold and interest-bearing balances in banks increased $961,000, or 37.5%, to $3.5 million for the three months ended September 30, 2023, compared to $2.6 million for the three months ended June 30, 2023, and increased $2.2 million, or 173.8%, from $1.3 million for the three months ended September 30, 2022 as a result of an increase in the average yield. The average yield on federal funds sold and interest-bearing balances in banks increased 24 basis points to 5.38% for the three months ended September 30, 2023, compared to 5.14% for the three months ended June 30, 2023, and increased 320 basis points from 2.18% for the three months ended September 30, 2022. The average balance of federal funds sold and interest-bearing balance in banks totaled $259.6 million for the three months ended September 30, 2023, compared to $199.9 million and $234.6 million for the three months ended June 30, 2023 and September 30, 2022, respectively.

Interest expense increased $1.0 million, or 14.9%, to $8.0 million for the three months ended September 30, 2023, compared to $7.0 million for the three months ended June 30, 2023, and increased $5.6 million, or 232.5%, compared to $2.4 million for the three months ended September 30, 2022, reflecting higher funding costs primarily related to increased market rates of interest on our deposits. Average balance of deposits totaled $2.2 billion for the third quarter of 2023 compared to $2.1 billion for the second quarter of 2023, and $2.2 billion for the third quarter of 2022. The average cost of funds for the third quarter of 2023 was 2.04%, compared to 1.82% for the second quarter of 2023 and 0.66% for the third quarter of 2022. The increase in the average cost of funds during the current quarter compared to the prior quarter of 2023 and the third quarter of 2022 was due to higher interest rates paid on money market and time deposits due to increased competition and pricing pressures and a change in deposit mix due to shift of deposits from noninterest bearing accounts to higher costing money market and time deposits. The average cost of total deposits for the three months ended September 30, 2023 was 1.27%, compared to 1.10% for the three months ended June 30, 2023, and 0.25% for the three months ended September 30, 2022. The average balance of noninterest bearing deposits decreased $2.7 million, or 0.4%, to $674.8 million for the three months ended September 30, 2023, compared to $677.5 million for the three months ended June 30, 2023 and decreased $127.1 million, or 15.8%, compared to $801.9 million for the three months ended September 30, 2022. Interest expense on junior subordinated debt increased $14,000, or 6.9% to $217,000 for the three months ended September 30, 2023 compared to $203,000 for the three months ended June 30, 2023, and increased $88,000, or 68.2%, compared to $129,000 for the three months ended September 30, 2022, due to higher market rates.

Annualized net interest margin was 4.03% for the third quarter of 2023, compared to 4.02% for the second quarter of 2023 and 3.99% for third quarter of 2022. The average yield on interest earning assets for the third quarter of 2023 increased 16 basis points and 96 basis points over the average yields for the second quarter of 2023 and the third quarter of 2022, respectively, while the average rate paid on interest-bearing liabilities for third quarter of 2023 increased 22 basis points and 138 basis points over the average rates paid for the second quarter of 2023 and the third quarter of 2022, respectively. Net interest margin in the third quarter of 2023 was positively impacted by increasing yields on loans and accretion of the net discount and increasing yields on investment securities, fed funds sold and interest bearing-balances in banks, which outpaced on a percentage basis higher funding costs.

The average yield on PPP loans, including the recognition of deferred PPP loan fees, was 1.00% during the third and second quarters of 2023, resulting in a minimal negative impact to the net interest margin, compared to an average yield of 2.28% during the third quarter of 2022 resulting in a positive impact to the net interest margin of three basis points. Accretion of the net discount increased the average yield on loans by eight basis points during the third quarter of 2023, compared to no effect and a one basis point increase on the average yield on loans during the prior quarter of 2023 and the third quarter of 2022, respectively. At September 30, 2023, there was a total of $4.3 million of PPP loans outstanding, with a minimal amount of unrecognized deferred fees and costs.

Based on our review of the allowance for credit losses at September 30, 2023, the Company recorded a $674,000 provision for credit losses for the third quarter of 2023, compared to a $1.3 million reversal of the allowance for credit losses in the prior quarter of 2023 and a $1.2 million provision for credit losses in the third quarter of 2022. The provision for credit losses for loans in the third quarter of 2023 was primarily due to $1.2 million increase in reserve for individually evaluated loans, which included the loan to the Trust discussed below and previously disclosed, and an increase in qualitative reserves, partially offset by improvements in forecasted economic conditions, specifically, national gross domestic product and national unemployment, indicators utilized to estimate credit losses and, to a lesser extent, a decrease in outstanding loan balances and $25,000 in net charge-offs during the third quarter of 2023.

During the quarter ended September 30, 2023, the Company determined that a certificate of deposit-secured line of credit loan made to a revocable living trust (the “Trust” or the “Borrower”) with an outstanding balance of approximately $1.0 million as of September 30, 2023 was impaired as a result of the sole trustee and beneficiary of the Trust filing for personal bankruptcy in July 2023.  At June 30, 2023, the loan had an outstanding balance of $5.0 million and was secured by a $4.0 million certificate of deposit held at the Bank.  An additional $1.0 million in cash collateral securing the loan had previously been released by the Bank into a third-party escrow account at the request of the Borrower to be used as a refundable retainer in connection with a separate transaction by the Borrower.  The loan matured on July 16, 2023, and the Bank received notification that the sole trustee and beneficiary of the Trust filed for personal bankruptcy on July 18, 2023. After receiving this notification, the Bank used the $4.0 million certificate of deposit held at the Bank to offset amounts owed on the loan and contacted the third-party escrow agent for the return of the additional $1.0 million of collateral. The Bank was advised by the escrow agent that the previously escrowed funds had been released by the escrow agent, which was done without the Bank’s consent and contrary to the written escrow instructions.  The Bank has initiated legal action against the Borrower, the Borrower’s related parties and the escrow agent to recover the previously escrowed collateral.  The results of the planned legal action and the Bank’s ability to recover the previously escrowed collateral are currently uncertain. The loan was fully reserved for at September 30, 2023.

Noninterest income for the third quarter of 2023 increased $568,000, or 52.3%, to $1.7 million compared to $1.1 million in the prior quarter of 2023 and decreased $728,000, or 30.6%, compared to $2.4 million for the third quarter of 2022. The increase in noninterest income for the current quarter compared to the prior quarter of 2023 was primarily due to a $643,000 decrease in loss on equity securities as a result of improvement in fair value adjustments on these securities, a $91,000 increase in service charges and other fees and a $36,000 increase in other income and fees, partially offset by a $162,000 decrease in loan servicing fees and other fees, and a $40,000 decrease in gain on sale of SBA loans (guaranteed portion) generally due to a decrease in the volume of SBA loans sold during the current quarter. The decrease in noninterest income for the current quarter compared to the same quarter in 2022 was primarily due to a $1.3 million decrease in gain on sale of loans due to a decrease in the volume of and premiums observed on SBA loans (guaranteed portion) sold and a $57,000 decrease in loan servicing fees and other fees, partially offset by a $288,000 increase in income from our investment in a Small Business Investment Company (“SBIC”) fund, a $156,000 increase in service charges and other fees, a $88,000 decrease in loss on equity securities and a $47,000 increase in other income and fees.

Noninterest expense for the third quarter of 2023 decreased $38,000, or 0.2%, to $16.5 million compared to $16.6 million for the prior quarter of 2023, and increased $423,000, or 2.6%, compared to $16.1 million for the third quarter of 2022.

The decrease in noninterest expense for the third quarter of 2023 compared to the prior quarter of 2023 was primarily due to a $461,000 decrease in salaries and employee benefits as a result of decline in other benefits expense, partially offset by a $159,000 increase in occupancy and equipment expense due to higher depreciation and property maintenance expense, a $158,000 increase in data processing and a $106,000 increase in other expense. The increase in noninterest expense for the third quarter of 2023 compared to the third quarter of 2022 was primarily due to a $212,000 increase in data processing, a $120,000 increase in salaries and employee benefits due to wage increases and an increase in full-time equivalent employees, and a $90,000 increase in occupancy and equipment.

The provision for income taxes decreased $224,000, or 7.8%, to $2.6 million for the third quarter of 2023 compared to $2.9 million for the prior quarter of 2023 and decreased $207,000, or 7.3%, to $2.8 million compared to the third quarter of 2022. The effective tax rate for the third quarter of 2023 was 28.5%, compared to 28.4% for the prior quarter of 2023, and 29.0% for the third quarter of 2022. The effective tax rate was lower for the third quarter of 2023 compared to the third quarter of 2022 due to accrual for non-deductible compensation expenses.

Loans and Credit Quality

Loans, net of deferred fees, decreased $44.5 million and $26.2 million from the prior quarter-end and September 30, 2022, respectively, and totaled $2.0 billion at September 30, 2023, June 30, 2023 and September 30, 2022. The decrease in loans at September 30, 2023 compared to June 30, 2023 primarily was due to $15.6 million of new loan originations, which was more than offset by $58.6 million of loan repayments, including $584,000 in PPP loan repayments. At September 30, 2023, there was a total of $4.3 million in PPP loans outstanding compared to $4.9 million at June 30, 2023, and $35.4 million at September 30, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $14.3 million or 0.73% of total loans at September 30, 2023, compared to $12.8 million or 0.64% of total loans at June 30, 2023, and $19.7 million or 0.99% of total loans at September 30, 2022. The increase in nonperforming loans from the prior quarter-end was primarily due to  the line of credit loan discussed above made to the Trust that was placed on nonaccrual during the current quarter. The portion of nonaccrual loans guaranteed by government agencies totaled $801,000 at both September 30, 2023 and June 30, 2023, compared to $862,000 at September 30, 2022. There were no loans, 90 days or more past due and still accruing and in the process of collection at both September 30, 2023 and June 30, 2023, compared to 18 loans totaling $3.3 million in accruing SBA guaranteed PPP loans which were 90 days or more past due and in the process of forgiveness at September 30, 2022. Accruing loans past due between 30 and 89 days at September 30, 2023, were $2.6 million, compared to $1.6 million at June 30, 2023, and $5.3 million at September 30, 2022. The increase in accruing loans past due between 30-89 days from the prior quarter-end was primarily due to timing of borrower payments.

At September 30, 2023, the Company’s allowance for credit losses for loans was $19.8 million, or 1.01% of total loans, compared to $19.1 million, or 0.95% of total loans, at June 30, 2023 and $18.1 million, or 0.90% of total loans, at September 30, 2022. We recorded net charge-offs of $25,000 for the third quarter of 2023, compared to net charge-offs of $60,000 in the prior quarter of 2023 and net charge-offs of $944,000 in the third quarter of 2022.

In accordance with acquisition accounting, acquired loans were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date. However, the allowance for credit losses includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the provision for credit losses in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for credit losses on loans or the related allowance coverage ratios. As of September 30, 2023, acquired loans net of their discount totaled $224.4 million with a remaining net discount on these loans of $419,000, compared to $234.7 million of acquired loans with a remaining net discount of $331,000 at June 30, 2023, and $229.4 million of acquired loans with a remaining net discount of $480,000 at September 30, 2022. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.2 billion at September 30, 2023, compared to $2.1 billion at both June 30, 2023 and September 30, 2022. The deposit mix shifted, in part, due to interest rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest bearing deposits, into higher costing money market and time deposits. At September 30, 2023, noninterest bearing deposits totaled $667.3 million, or 30.9% of total deposits, compared to $664.1 million, or 30.9% of total deposits at June 30, 2023, and $813.5 million, or 38.5% of total deposits at September 30, 2022.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep product (ICS) that allows customers to insure deposits above FDIC insurance limits. At September 30, 2023, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $59,000.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans. At September 30, 2023, June 30, 2023 and September 30, 2022, the Bank had no FHLB advances outstanding. The Bank has Federal Funds lines with four corresponding banks. Cumulative available commitments on these lines totaled $65.0 million at September 30, 2023, June 30, 2023 and September 30, 2022. There were no amounts outstanding under these facilities at September 30, 2023, June 30, 2023 or September 30, 2022.

At September 30, 2023, June 30, 2023 and September 30, 2022, the Company had outstanding junior subordinated debt, net of fair value adjustments, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million. At both September 30, 2023 and June 30, 2023, the Company also had outstanding subordinated debt, net of costs to issue, totaling $63.8 million, compared to $63.7 million at September 30, 2022.

At September 30, 2023, June 30, 2023 and September 30, 2022, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $307.3 million at September 30, 2023, compared to $307.0 million at June 30, 2023, and $314.4 million at September 30, 2022. The increase at September 30, 2023 compared to June 30, 2023, reflects $6.6 million of net income during the current quarter, partially offset by repurchases of $4.5 million of common stock, $1.2 million of accrued cash dividends payable and a $840,000 increase in accumulated other comprehensive loss, net of taxes, during the current quarter. At September 30, 2023, 482,311 shares remained available for future purchases under the Company’s current stock repurchase plan.

The decrease in shareholders’ equity at September 30, 2023, compared to September 30, 2022, primarily was due to the repurchase of $21.7 million of Company common stock, cash dividends paid and accrued of $3.6 million, and a $5.7 million increase in accumulated other comprehensive loss, net of taxes, partially offset by $21.0 million of net income earned during the first nine months of 2023 and the fourth quarter of 2022.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; risks and uncertainties related to the recent restatement of certain of our historical consolidated financial statements; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; future acquisitions by the Company of other depository institutions or lines of business;  fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
			(As Restated)		(As Restated)
Interest income
Loans, including fees	$27,229	$26,667	$24,010	$80,151	$69,921
Investment securities	1,704	1,693	1,555	5,037	4,483
Fed funds sold and interest-bearing balances in banks	3,521	2,560	1,286	7,910	2,303
FHLB dividends	232	196	160	616	467
FRB dividends	144	144	126	432	387
Total interest and dividend income	32,830	31,260	27,137	94,146	77,561
Interest expense
Deposits	6,908	5,881	1,387	16,489	4,310
Subordinated debt	896	895	896	2,687	2,687
Junior subordinated debt	217	203	129	623	319
Total interest expense	8,021	6,979	2,412	19,799	7,316
Net interest income	24,809	24,281	24,725	74,347	70,245
Provision for (reversal of) credit losses	674	(1,260)	1,194	(311)	3,824
Net interest income after provision for (reversal of) credit losses	24,135	25,541	23,531	74,658	66,421
Noninterest income
Gain on sale of loans	28	68	1,278	508	2,714
Loss on equity securities	(274)	(917)	(362)	(2,087)	(3,971)
Service charges and other fees	973	882	817	2,740	2,165
Loan servicing fees and other fees	431	593	488	1,434	1,670
Income on investment in SBIC fund	225	225	(63)	939	155
Bargain purchase gain	—	—	—	—	1,665
Other income and fees	271	235	224	769	796
Total noninterest income	1,654	1,086	2,382	4,303	5,194
Noninterest expense
Salaries and employee benefits	10,284	10,745	10,164	32,065	29,751
Occupancy and equipment	2,133	1,974	2,043	6,134	6,388
Data processing	1,774	1,616	1,562	4,855	5,502
Other expense	2,328	2,222	2,327	6,551	7,986
Total noninterest expense	16,519	16,557	16,096	49,605	49,627
Income before provision for income taxes	9,270	10,070	9,817	29,356	21,988
Provision for income taxes	2,640	2,864	2,847	8,327	5,882
Net income	$6,630	$7,206	$6,970	$21,029	$16,106

Net income per common share:
Basic	$0.56	$0.59	$0.52	$1.72	$1.22
Diluted	0.56	0.59	0.52	1.72	1.22

Weighted average shares used to compute net income per common share:
Basic	11,812,583	12,228,206	13,307,555	12,243,506	13,179,263
Diluted	11,812,583	12,228,206	13,307,555	12,243,506	13,179,263

Comprehensive income
Net income	$6,630	$7,206	$6,970	$21,029	$16,106
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	(1,178)	(4,999)	(6,835)	(8,001)	(19,200)
Deferred tax benefit	338	1,437	1,967	2,302	5,525
Other comprehensive loss, net of tax	(840)	(3,562)	(4,868)	(5,699)	(13,675)
Comprehensive income	$5,790	$3,644	$2,102	$15,330	$2,431

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2023	2023	2022
			(As Restated)
Assets
Cash and due from banks	$30,444	$36,637	$32,206
Federal funds sold and interest-bearing balances in banks	271,490	213,562	192,475
Cash and cash equivalents	301,934	250,199	224,681
Time deposits in banks	1,743	1,992	2,490
Investment securities available-for-sale (AFS)	145,845	146,506	152,810
Equity securities	11,639	11,912	14,403
Federal Home Loan Bank ("FHLB") stock, at par	11,313	11,313	10,679
Federal Reserve Bank ("FRB") stock, at par	9,621	9,616	9,595
Loans held for sale	1,274	—	3,491
Loans, net of deferred fees	1,968,804	2,013,307	1,994,966
Allowance for credit losses for loans	(19,800)	(19,100)	(18,050)
Premises and equipment, net	13,466	13,039	13,697
Other real estate owned ("OREO")	—	—	21
Core deposit intangible	4,221	4,527	5,718
Cash surrender value of bank owned life insurance policies, net	22,698	22,528	22,043
Right-of-use assets	15,220	15,270	15,875
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	47,570	47,539	43,241
Total Assets	$2,574,386	$2,567,486	$2,534,498

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$667,336	$664,096	$813,510
Interest bearing deposits
Transaction accounts and savings	790,089	775,117	937,076
Premium money market	270,675	248,730	140,377
Time deposits	431,344	459,123	224,488
Total deposits	2,159,444	2,147,066	2,115,451
Junior subordinated deferrable interest debentures, net	8,544	8,524	8,464
Subordinated debt, net	63,839	63,796	63,669
Salary continuation plans	4,886	4,955	4,724
Lease liabilities	16,017	15,947	16,411
Interest payable and other liabilities	14,396	20,184	11,376
Total Liabilities	2,267,126	2,260,472	2,220,095

Shareholders’ Equity
Common stock, no par value	183,499	187,866	208,770
Accumulated other comprehensive loss, net of tax	(17,260)	(16,420)	(11,509)
Retained earnings	141,021	135,568	117,142
Total shareholders’ equity	307,260	307,014	314,403
Total Liabilities and Shareholders’ Equity	$2,574,386	$2,567,486	$2,534,498

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2023	2023	2022	2023	2022
			(As Restated)		(As Restated)
Performance Ratios:
Return on average assets (1)	1.03%	1.13%	1.07%	1.10%	0.81%
Return on average equity (1)	8.55	9.22	8.65	8.93	6.76
Yield on earning assets (1)	5.34	5.18	4.38	5.21	4.12
Rate paid on average interest-bearing liabilities	2.04	1.82	0.66	1.75	0.64
Interest rate spread - average during the period	3.30	3.36	3.72	3.46	3.48
Net interest margin (1)	4.03	4.02	3.99	4.12	3.73
Loan to deposit ratio	91.17	93.77	94.30	91.17	94.30
Efficiency ratio (2)	62.42	65.27	59.38	63.07	65.78
Charge-offs, net	$25	$60	$944	$400	$3,474

Per Share Data:
Shares outstanding at end of period	11,673,830	11,900,022	13,075,447	11,673,830	13,075,447
Average diluted shares outstanding	11,812,583	12,228,206	13,307,555	12,243,506	13,179,263
Diluted earnings per share	$0.56	$0.59	$0.52	$1.72	$1.22
Book value per share	26.32	25.80	24.05	26.32	24.05
Tangible book value per share (3)	22.63	22.16	20.64	22.63	20.64

Asset Quality Data:
Nonperforming assets to total assets (4)	0.56%	0.50%	0.78%
Nonperforming loans to total loans (5)	0.73%	0.64%	0.99%
Allowance for credit losses on loans to nonperforming loans (5)	138.26%	148.86%	91.70%
Allowance for credit losses on loans to total loans	1.01%	0.95%	0.90%
Classified assets (graded substandard and doubtful)	$29,366	$21,546	$23,904
Total accruing loans 30‑89 days past due	2,592	1,623	5,343
Total loans 90 days past due and still accruing	—	—	3,315

Capital Ratios (6):
Tier 1 leverage ratio — Bank	13.26%	13.05%	12.90%
Common equity tier 1 — Bank	17.20%	16.60%	16.16%
Tier 1 capital ratio — Bank	17.20%	16.60%	16.16%
Total capital ratio — Bank	18.23%	17.59%	17.07%
Equity to total assets — end of period	11.94%	11.97%	12.40%
Tangible equity to tangible assets — end of period (3)	10.44%	10.45%	10.84%

Loans:
Real estate	$1,785,640	$1,816,355	$1,746,157
Non-real estate	168,350	183,780	233,178
Nonaccrual loans	14,321	12,831	16,369
Mark to fair value at acquisition	419	331	(480)
Total Loans	1,968,730	2,013,297	1,995,224
Net deferred fees on loans (7)	74	10	(258)
Loans, net of deferred fees	$1,968,804	$2,013,307	$1,994,966

Other Data:
Number of full-service offices	35	34	34
Number of full-time equivalent employees	376	383	375

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $2,600, $2,800 and $227,000 as of September 30, 2023, June 30, 2023, and September 30, 2022, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity excludes intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	September 30,	June 30,	September 30,
	2023	2023	2022

Tangible Book Value:
Total common shareholders’ equity (GAAP)	$307,260	$307,014	$314,403
less: Goodwill and other intangibles	43,059	43,365	44,556
Tangible common shareholders’ equity (Non-GAAP)	$264,201	$263,649	$269,847

Total assets (GAAP)	$2,574,386	$2,567,486	$2,534,498
less: Goodwill and other intangibles	43,059	43,365	44,556
Total tangible assets (Non-GAAP)	$2,531,327	$2,524,121	$2,489,942

Equity to total assets (GAAP)	11.94%	11.96%	12.40%
Tangible equity to tangible assets (Non-GAAP)	10.44%	10.45%	10.84%
Book value per share (GAAP)	$26.32	$25.80	$24.05
Tangible book value per share (Non-GAAP)	$22.63	$22.16	$20.64

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp